Exhibit 99.1

Cocrystal Pharma Announces Last Subject Dosed in Phase 1b Human Challenge Study Evaluating CDI-988 for Norovirus Prevention and Treatment

No serious adverse events reported to date

Preliminary efficacy results expected in late 2026 or early 2027

MIAMI, Fla. And BOTHELL, Wash., September 09, 2026 — Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”), a biotechnology company developing novel therapeutics to meet the growing global need for effective, safe antiviral treatments, today announced that the last subject has been dosed in its Phase 1b norovirus challenge study (NCT07198139) evaluating CDI-988 as both a preventive and treatment for norovirus infections.

CDI-988 is the first oral antiviral drug candidate developed for norovirus acute gastroenteritis and is designed to inhibit viral replication in all known norovirus strains. CDI-988 completed a Phase 1 clinical trial in Australia, with data showing CDI-988 was safe and well tolerated in humans, with no serious adverse events reported.

“Completion of this critical milestone brings us closer to addressing one of the most pressing unmet needs in infectious disease,” said James Sapirstein, Chief Executive Officer of Cocrystal Pharma. “Norovirus imposes an enormous burden on patients and health systems, with particular risk in settings such as hospitals, nursing homes, cruise ships, schools and military facilities. We look forward to reporting preliminary results near the end of 2026 or early 2027 and to advancing CDI-988 as a potential first-in-class oral antiviral for norovirus.”

The Phase 1b randomized, double-blind, placebo-controlled study was conducted at Emory University School of Medicine and enrolled healthy subjects ages 18-49, who were infected with the norovirus GII.2 (Snow Mountain Virus) strain and orally administered CDI-988 or placebo. The primary endpoint is efficacy versus placebo in reducing the incidence of clinical symptoms. Secondary endpoints include reduction of viral shedding and disease severity, as well as safety and pharmacokinetic profiles.

“Reaching last-subject-dosed in the first clinical trial of a direct-acting antiviral specifically targeting norovirus is a significant achievement for our team,” said Sam Lee, Ph.D., President and Chief Scientific Officer of Cocrystal Pharma. “The efficacy and safety data from this study are expected to provide a strong rationale for further clinical advancement of CDI-988.”

CDI-988 previously demonstrated favorable safety and tolerability in a Phase 1 study across all dose levels, including the highest dose of 1200 mg administered. The 1200 mg dose, established as safe in the earlier Phase 1 dose-escalation study in healthy volunteers conducted in Australia, is the dose being administered to healthy volunteers who are then infected with norovirus in the ongoing Phase 1b challenge study.

About Norovirus

With an estimated 685 million global cases annually and a $60 billion worldwide economic impact, norovirus represents one of healthcare’s most pressing unmet needs. In the U.S., noroviruses are responsible for an estimated 21 million infections annually, including 109,000 hospitalizations, 465,000 emergency department visits and an estimated 900 deaths. The annual burden of norovirus to the U.S. is estimated at $10.6 billion. Noroviruses are responsible for up to 1.1 million hospitalizations and 218,000 deaths annually in children in the developing world.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of noroviruses, influenza viruses, coronaviruses (including SARS-CoV-2), and hepatitis C viruses. Cocrystal employs unique structure-based technologies to create viable antiviral drugs. For more information, visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancing of CDI-988 as a potential first-in-class oral antiviral for norovirus. Words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” and “expect,” as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, the risks and uncertainties arising from inflation, affordability, the possibility of a recession, increases or other developments with respect to interest rates, uncertainty surrounding the impacts arising from imposed and threatened tariffs and developments with respect thereto, and wars and geopolitical conflicts including those in Ukraine and with Iran on our Company, our collaboration partners, and on the U.S. and global economies, including manufacturing and research delays arising from raw materials and labor shortages, supply chain disruptions and other business interruptions including any adverse impacts on our ability to obtain raw materials and test animals as well as similar problems with our vendors our and our collaboration partners’ technology and software performing as expected, financial difficulties experienced by certain partners, risks arising from the research into a related virus was not done in animals and was necessarily early stage, the results of future preclinical and clinical trials, general risks arising from clinical trials, receipt of regulatory approvals, regulatory changes and potential litigation challenging initiatives and actions taken by the Trump Administration which could, among other things, result in delays in regulatory approvals or limit access to federal funding for our programs, development of effective treatments and/or vaccines by competitors, including as part of the programs financed by the U.S. government, potential mutations in a virus we are targeting which may result in variants that are resistant to a product candidate we develop, and our liquidity. Further information on our risk factors is contained in our filings with the SEC, including the “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Nicolas Johnson

Russo Partners

nic.johnson@russopartnersllc.com

(303) 482-6405

Media Contact:

David Schull

Russo Partners

david.schull@russopartnersllc.com

(858) 717-2310